QWEST CORPORATE CONTACT:   QWEST INVESTOR CONTACT:  QWEST MEDIA CONTACT:
-----------------------    ----------------------   -------------------
Qwest                      Qwest Communications     Alexander Communications
Communications             Lee Wolfe                Erin McKelvey
Diane Reberger             (800) 567-7296           (303) 615-5070 x108
Pgr: (800)800-9456         LWOLFE@QWEST.NET         emckelve@alexander-pro.com
DREBERGER@QWEST.NET        HTTP://WWW.QWEST.NET     HTTP://WWW.ALEXANDER-PR.COM
-------------------        --------------------     ---------------------------
HTTP//WWW.QWEST.NET
-------------------



EUNET CORPORATE CONTACT:   EUNET MEDIA CONTACT:
-----------------------    -------------------
EUnet International        The Weber Group
Helen Miller               Jeremy Morgan
+31 20 530 5333            +44 171 240 6189
media@eu.net               JMorgan@webergroup.co.uk
HTTP://WWW.EU.NET
-----------------


            QWEST ENTERS EUROPEAN DATA MARKET IN 13 COUNTRIES THROUGH
                     ACQUISITION OF EUNET INTERNATIONAL LTD.

DENVER - AMSTERDAM, NETHERLANDS - MARCH 26, 1998 - Qwest Communications International Inc. today announced it has agreed to acquire Amsterdam-based EUnet International in a cash and stock transaction valued at approximately $154 million. EUnet is a leading European Internet service provider (ISP) with business units operating in 13 countries - Austria, Belgium, Finland, France, Spain, Portugal, Norway, Sweden, Luxembourg, Czech Republic, Switzerland, Romania and Estonia. EUnet had revenues in 1997 of approximately $55 million, and 1998 revenues are expected to reach $16 million in the first quarter and over $75 million for the entire year. EUnet has over 400 employees and serves approximately 60,000, primarily business, customers throughout Europe. In addition, Qwest will fund EUnet's recent acquisition of a 50 percent interest in X-Link, a leading German Internet service provider.

The board of directors of each company has approved the acquisition and the requisite number of EUnet shareholders has agreed to the transaction. EUnet shareholders will receive approximately $135.5 million in newly issued shares of Qwest common stock, approximately $4.5 million in cash, and approximately $14.4 million in cash or additional Qwest shares at Qwest's option. The acquisition will be accounted for as a purchase. The closing is subject to the satisfaction of certain customary conditions, including the receipt of applicable securities law approval. The parties expect to consummate the acquisition within 30 days.

"The European data market is exploding to an estimated $55 billion by the year 2000. The Internet is the driving force behind this trend," said Joseph P. Nacchio, president and CEO


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



at Qwest. "EUnet has extensive Internet expertise and an understanding of Europe's diverse national markets and regulatory issues. The liberalization of the European telecommunications market and our recently acquired transatlantic capacity, combined with the EUnet acquisition, allow Qwest to provide business customers with high performance and cost effective end-to-end data and Internet services between Norm America and Europe."

"EUnet recognizes that the future of Internet usage rides on the ability to move large amounts of data and images quickly and without error. Partnering with Qwest allows the two companies to capitalize on their expertise in IP data networking products and to leverage the superior Qwest network infrastructure to deliver a leading edge American-European data strategy," said Jim Omand, Chairman of the Board at EUnet International. "Joining Qwest will allow us to further expand our presence in Europe and to continue to deliver to our customers the data network services that have made EUnet a market leader."

The Qwest shares will be issued in a private placement exempt from registration under the Securities Act of 1933. Qwest has agreed to register the shares for resale under the Securities Act within three weeks after the closing of the previously announced merger between Qwest and LCI International, Inc. or by September 30, 1998, if earlier (or under certain circumstances as late as October 31, 1998).

THE QWEST MACRO CAPACITY(SM) FIBER NETWORK
Qwest's planned domestic 16,250 mile network will serve more than 125 cities, which represent approximately 80 percent of the data and voice traffic originating in the United States, upon its scheduled completion in the second quarter of 1999. Currently, nearly 3,750 miles are activated from Los Angeles to Cleveland; and from Dallas to Houston. Qwest is also extending its network 1,400 miles into Mexico with completion slates for late third quarter 1998.

The Qwest Macro Capacity Fiber network is designed with a highly reliable and secure bi-directional, line switching OC-192 SONET ring architecture. Upon completion, the network will offer a self-healing system that provides the ultimate security and reliability by allowing instantaneous rerouting in the event of a fiber cut.

ABOUT EUNET
Established in 1982 and the first European provider of Internet services for business use, EUnet was instrumental in creating Europe's Internet infrastructure. Today, EUnet International provides, via subsidiaries, affiliated companies and business partners, one-stop shopping for corporate Internet access in Europe with a network spanning over 42 countries and more than 400 PoPs (Points of Presence). Via its transit-free backbone, EUnet International offers the business community a wide range of turnkey solutions from full-service, centrally-managed connectivity and Intranets to mobile access, Webcasting, Web Storefront and Electronic Commerce solutions. For more information, please visit EUnet's website at WWW.EU.NET.


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


ABOUT QWEST
Qwest Communications International Inc. (NASDAQ:QWST) is a multimedia communications company building a high-capacity, fiber optic network for the 21st century. With its cutting-edge technology, Qwest will deliver high-quality data, video and voice connectivity securely and reliably to businesses, consumers and over communications service providers. Further information is available at WWW.QWEST.NET

                                       ###

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the SEC, specifically the most recent reports filed under the Securities Exchange Act of 1934, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to complete the network on schedule, failure to consummate the proposed merger with LCI International timely or at all, volatility of stock price, financial risk management and future growth subject to risks.

Information regarding EUnet (including forecasts of results of operation for 1998 or portions thereof) have been provided by EUnet and have not been verified by Qwest or its representatives. No assurance can be given with respect to such information or that such forecasts will be realized.

This announcement is not an offer to sell or a solicitation to buy any securities of Qwest. Any offering securities will be made only pursuant to a prospectus prepared by Qwest.

The Qwest shares to be issued in the transaction have not been registered under the Securities Act and, unless so registered or an exemption from registration is available, may not be offered or sold in the United States or its territories and possessions or to any "U.S. Person" (within the meaning of the Securities
Act) and hedging transactions involving such shares may not be conducted unless in compliance with the Securities Act.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.



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